Exhibit 10.1

AGREEMENT OF EXCHANGE AND

ISSUANCE OF SENIOR NOTES AND WARRANTS

Agreement made as of the 30th day of April, 2010, by and between Comprehensive Care Corporation, a Delaware corporation with its principal place of business located at 3405 W. Dr. Martin Luther King Jr. Blvd., Suite 101, Tampa, FL 33607 (“CompCare”) and Lloyd Miller, an individual residing in Naples, Florida (“Miller”).

Recitals

WHEREAS, CompCare issued a series of 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (the “1985 Debentures”) pursuant to that certain Indenture dated as of April 25, 1985, between CompCare and Bank of America National Trust and Savings Association, as Trustee; and

WHEREAS, Miller and certain of Miller’s affiliates and associates are holders of a portion of said 1985 Debentures in the principal amount of $1,234,000.00 plus accrued interest of $46,275.00 (the “Miller 1985 Debentures”); and

WHEREAS, the 1985 Debentures, including the Miller 1985 Debentures, have matured and are due and payable in full; and

WHEREAS, pursuant to the terms set forth herein, the parties hereto have agreed to the exchange of the Miller 1985 Debentures for new 10% Senior Notes due April 15, 2012 in the aggregate principal amount of $1,280,275.00 (the “Senior Notes”) and new five-year Warrants to purchase common stock, par value $0.01 per share (“common stock”) of CompCare (the “Warrants”).

NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	“Whereas” Incorporated by Reference. The “WHEREAS” clauses are incorporated herein by reference as if fully set forth at length.

2.	The Exchange. Miller shall, simultaneously with the execution hereof, surrender to CompCare the Miller 1985 Debentures for immediate cancellation.

3.	Issuance of Senior Notes. Simultaneously with the execution of this Agreement and the surrender of the Miller 1985 Debentures as provided for in paragraph 2 above, CompCare shall issue to Miller the Senior Notes, which shall be substantially in the form set forth as Exhibit A hereto. The Senior Notes shall not be subordinated to any future debt of CompCare without the express written consent of Miller (or any then-holder of the Senior Notes). CompCare shall be permitted to enter into a transaction with the remaining holders of the 1985 Debentures on terms substantially identical to the terms hereof, in which event such new senior Notes then issued will be deemed pari passu to the Senior Notes.

4.	Issuance of Warrants. Simultaneously with the execution hereof, CompCare will issue to Miller Warrants to purchase 5,121,100 shares of CompCare’s common stock with an initial exercise price of $0.25 per share, subject to adjustment as provided in the Warrants. The Warrants shall be substantially in the form attached hereto as Exhibit B. Miller (or any then-holder of a Warrant who is also a holder of a Senior Note) shall have the right to exercise as to any shares in accordance with such Warrant through a dollar-for-dollar reduction in the face amount of such Senior Note, or any accrued interest due thereon, in lieu of a cash payment of any applicable Warrant exercise price.

5.	Partial consideration to Miller. As partial consideration for the forbearance, waiver and exchange of certain rights by Miller in entering into this Agreement, simultaneously with the execution hereof, CompCare will pay to Miller cash in the amount of $64,013.75.

6.	Mutual Indemnity. The parties hereto acknowledge that no broker was instrumental in arranging for or consummating this transaction and each agrees to indemnify the other and save the other harmless from and against any and all claims to the contrary.

7.	Representations and Warranties. In connection with the Exchange, CompCare hereby represents, warrants, acknowledges and agrees as follows:

(a) Upon delivery to Miller of the certificate(s) representing the Miller 1985 Debentures pursuant to the terms of this agreement, Miller and/or Miller’s designees will become the sole beneficial and legal owner of the Senior Notes, and good and marketable title to the Senior Notes will pass to Miller or Miller’s designees, free and clear of any liens, claims, encumbrances, security interests, options, charges and transfer restrictions of any kind.

(b) CompCare (i) is a corporation validly existing under the laws of the State of Delaware, (ii) has all of the corporate power and authority necessary to enter into and to consummate the transactions contemplated hereunder, and (iii) has taken all corporate action as may be necessary or appropriate to authorize the execution and delivery of this Agreement, the Senior Notes, the Warrants and the shares issuable upon exercise thereof, and the consummation of the transactions contemplated hereby and the performance of its obligations hereunder. This Agreement, the Senior Notes and the Warrants are obligations enforceable in accordance with their respective terms, and neither the execution and delivery hereof of the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its charter, bylaws or material agreements applicable to CompCare.

8.	Governing Law and Jurisdiction: No Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law rules contained therein.

9.	Further Assurances; Additional Documents. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon reasonable request of the other party

10.	Entire Agreement; Amendments. This Agreement represents the entire agreement and understanding between the parties concerning the Exchange and the other matters described herein and supersedes and replaces any and all prior agreements and understandings. This Agreement may only be amended in writing, signed by CompCare and by Miller.

11.	Confidentiality. Except as otherwise required by law or applicable stock exchange rules, Miller agrees to keep this Agreement and its terms and conditions confidential. Except as otherwise required by law or applicable stock exchange rules, CompCare shall not disclose the identity of Miller.

Comprehensive Care Corporation

By:	/s/ Giuseppe Crisafi	By:
Name:	Giuseppe Crisafi	Name:
Title:	Chief Financial Officer	Title:

Lloyd I. Miller, III

By:	/s/ Lloyd Miller, III
Name:	Lloyd Miller, III

Exhibit A

Form of Senior Note

A-1

Exhibit B

Form of Warrant

B-1